                                                                    Exhibit 4.25









                       STATIA TERMINALS CANADA PARTNERSHIP

--------------------------------------------------------------------------------

                              PARTNERSHIP AGREEMENT

--------------------------------------------------------------------------------




                               SEPTEMBER 21, 2001

                  MEMORANDUM OF AGREEMENT made as of the 21st day of September, 2001.

BETWEEN:

                  STATIA TERMINALS CANADA, INCORPORATED, a company duly incorporated under the laws of the Province of Nova Scotia

                  (hereinafter referred to as the "Managing Partner")

                                                               OF THE FIRST PART

                                     - and -

                  POINT TUPPER MARINE SERVICES LIMITED, a company duly incorporated under the laws of the Province of Nova Scotia

                  (hereinafter referred to as "PTMS")

                                     - and -

                  STATIA TERMINALS CANADA HOLDINGS, INC., a company duly incorporated under the laws of the Province of Nova Scotia

                  (hereinafter referred to as "STCHI")

                                                              OF THE SECOND PART

         WHEREAS the Partnership has been formed as a general partnership under the laws of the Province of Nova Scotia and the Partnership desires to conduct the Business in accordance with the provisions of this Agreement;

         AND WHEREAS the Managing Partner has agreed to assume the rights, obligations and liabilities of managing partner of the Partnership, as more particularly described in this Agreement.

         THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

                                     PART 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement the following terms have the following meanings:

         AFFILIATES", where used to indicate the relationship between two persons, means one of them is an affiliate of the other, as that term is defined in the SECURITIES ACT (Nova Scotia).

         "AGREEMENT" means this agreement and all amendments made hereto in accordance with the provisions hereof, as supplemented and amended from time to time.

         "AUDITORS" means such firm of chartered accountants as may be appointed by Ordinary Resolution from time to time.

         "BANK" means the Partnership's bankers from time to time.

         "BUSINESS" means the business carried on by the Partnership, as described in Section 2.4.

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory holiday in either the City of Halifax, Nova Scotia.

         "CERTIFICATE" means a certificate of ownership of Units substantially in the form of the certificates attached hereto as Schedule "A", and issued in accordance with Section 3.2.

         "DECLARATION" means the declaration filed under the Partnership Act establishing the Partnership as a general partnership, as from time to time amended.

         "EXTRAORDINARY RESOLUTION" means with respect to a resolution of the Partnership, a resolution passed: (i) at a duly constituted meeting of the Partnership called for the purpose of considering such resolution by the members of the Partnership present in person or by proxy and representing Partners having at least 75% of the then current aggregate Partnership Interests in the Partnership, and at which a quorum is present in person or by proxy or without such quorum at a subsequent adjourned meeting as contemplated in Section 6.3, or alternatively,
         (ii) by a written resolution signed in one or more counterparts by members of the Partners having at least 75% of the then current aggregate Partnership Interests in the Partnership.

         "FISCAL YEAR" shall have the meaning set out in Section 2.3.

         "INITIAL CLOSING" means the closing of the issuance of the Initial
         Units.

         "INITIAL UNITS" means collectively the STC Initial Units, PTMS Initial Units and STCHI Initial Units.

         "MANAGING PARTNER" means STC and its successors as provided for herein, as managing partner of the Partnership.

         "ORDINARY RESOLUTION" means a resolution passed: (i) at a duly constituted meeting of the Partnership called for the purpose of considering such resolution by the Partnership present in person or by proxy and representing Partners having more than 50% of the then current aggregate Partnership Interests in the Partnership, and at which a quorum is present in person or by proxy or without such quorum at a subsequent adjourned meeting as contemplated in Section 6.4 or alternatively, (ii) by a written resolution signed in one or more counterparts by the Partners having more than 50% of the then current aggregate Partnership Interests in the Partnership.

         "PARTNER" means any owner of at least one Unit whose name appears on the Record.

         "PARTNERSHIP" means the partnership formed pursuant to this Agreement and the Partnership Act.

         "PARTNERSHIP ACT" means the PARTNERSHIP ACT (Nova Scotia) as now enacted or as the same may from time to time be amended, re-enacted or replaced.

         "PARTNERSHIP INTEREST" means, in respect of a particular Partner at any particular time, that percentage of the total issued and outstanding Units that are registered in the name of that Partner.

         "PERSON" or "PERSON" means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative.

         "PRIME RATE" means the lending rate of interest expressed as an annual rate which the [Bank] quotes in Halifax, Nova Scotia from time to time as the reference rate of interest (commonly known as Prime) for the purpose of determining the rate of interest that it charges to its commercial customers for loans in Canada in Canadian funds.

         "PTMS INITIAL UNITS" means the one (1) Unit of the Partnership issued to PTMS as contemplated in Section 3.2.

         "RECORD" means the record of Partners inclusive of names, addresses, number of Units and Partnership Interests, as maintained by the Managing Partner.

         "RESOLUTION" means an Ordinary Resolution or Extraordinary Resolution as the case may be.

         "SALE OF UNITS" means the sale of Units which occurs on Closing, as contemplated in Section 3.2.

         "SECURITIES ACT" means the SECURITIES ACT (Nova Scotia), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

         "STC INITIAL UNITS" means the 96,000 Units of the Partnership issued to STC as contemplated in Section 3.2.

         "STCHI INITIAL UNITS" means the 3,999 Units of the Partnership issued to STCHI as contemplated in Section 3.2.

         "SUBSCRIBER" means a person who wishes to subscribe for Units of the Partnership by fulfilling the Subscription requirements.

         "SUBSCRIPTION" means a subscription for Units, by the execution of a subscription agreement and delivery thereof, together with the Subscription Price, to the Managing Partner.

         "SUBSCRIPTION PRICE" means the amount of cash or other property to be contributed by a Subscriber to the Partnership, for the issuance of Units.

         "TAX ACT" means the INCOME TAX ACT (Canada), as now enacted or as the same may from time to time be amended, re-enacted or replaced and, where appropriate, the applicable provincial counterpart.

         "TERMINATION DATE" means such date as may be determined in accordance with Section 2.5 of this Agreement.

         "TRANSFER FORM" means a form of transfer of Units substantially in the form attached hereto as Schedule "B".

         "UNIT" means an unit of Partner's interest in the Partnership as provided in this Agreement.

1.2 NUMBER AND GENDER. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, sole proprietorships, unincorporated associations, unincorporated syndicates, unincorporated organizations, trusts, bodies corporate and a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

1.3 SECTIONS AND HEADINGS. The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular part, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts and sections are to parts and sections of this Agreement.

1.4 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of Nova Scotia and the laws of Canada applicable therein in each case without regard to any conflict of laws provisions or case law which would otherwise cause the application of the law of any other jurisdiction.

1.5 CURRENCY. Unless otherwise specified, all references herein to currency shall be references to currency of Canada.

1.6 ACCOUNTING PRINCIPLES. All calculations to be undertaken and financial statements to be prepared as required or contemplated by this Agreement shall be undertaken in accordance with generally accepted accounting principles consistently applied or as may otherwise be approved by Ordinary Resolution.

1.7 SCHEDULES. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

         Schedule "A"  -   Form of Certificate for a Class "A" Unit
         Schedule "B"  -   Form of Transfer of Unit

                                     PART 2
                            FORMATION OF PARTNERSHIP

2.1 FORMATION OF PARTNERSHIP. The Partners hereby acknowledge and confirm the formation of the Partnership as a general partnership under the Partnership Act to carry on business under the name "STATIA TERMINALS CANADA PARTNERSHIP".

2.2 REGISTERED OFFICE. The registered office of the Partnership shall be located at 3816 Port Malcolm Road, Point Tupper, Nova Scotia. The Partnership shall have the right to change its registered office, on the condition that it be to a place situated within the Province of Nova Scotia, after having given notice to that effect to the Partners.

2.3 FISCAL YEAR. Each fiscal year of the Partnership ("Fiscal Year") shall end on the earlier of December 31 of such year or the date of dissolution or other termination of the Partnership, unless amended by Ordinary Resolution of the Partnership.

2.4 BUSINESS OF PARTNERSHIP.

         (a)      The business of the Partnership will be:

                  (i) to carry on the business previously carried on by Statia Terminals Canada, Incorporated;

                  (ii) to operate storage, above and below ground, transhipment, blending and processing facilities for any petroleum or other solid, gaseous or liquid products, including without limitation, heavy crude, home heating oil, light oil, condensate resulting from fractionation of natural gas liquids or otherwise, gasoline or the components thereof or some or all of them, or any or all of the foregoing or parts thereof;

                  (iii) to conduct natural gas liquidification and operate related facilities;

                  (iv) to generally operate a marine terminaling business including bunkering, ship agency and other activities normally carried on or about a marine terminal as part of its operations or related to providing goods or services to the customers of such operation;

                  (v)      any use reasonably related to any of the foregoing;

                  (vi) to carry on such other activities as may be approved by Extraordinary Resolution.

                  All of the foregoing activities shall herein be collectively referred to as the "Business" of the Partnership.

         (b) The Partnership may carry on any business and exercise all powers ancillary and incidental to or in furtherance of the Business.

2.5 TERM OF THE PARTNERSHIP.

         (a) The Partnership will pursue its operational activities until the earliest of:

                  (i) the date on which the Partnership is voluntarily dissolved by written agreement of the Partners; or

                  (ii) the date on which the Partnership is dissolved by operation of law.

2.6 EVENTS WHICH DO NOT RESULT IN DISSOLUTION. For greater certainty, without limitation, the Partnership shall not necessarily be dissolved by reason of the death, interdiction, bankruptcy or other disability of any Partner or the admission of any new Partner.

2.7 TITLE TO PARTNERSHIP ASSETS. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership.

                                     PART 3
                               PARTNERSHIP CAPITAL

3.1 NUMBER OF UNITS. The interests of the Partners in the Partnership will be divided into and represented by a total of an unlimited number of Units. Each person recorded on the Record as a Partner shall be deemed to be the holder of record of the number of Units set out opposite its name thereon. No fractional Units shall be issued or shall be permitted to be issued, transferred or assigned. Each issued and outstanding Unit shall be equal to each other Unit with respect to all rights, benefits, obligations and limitations provided for in this Agreement and all other matters.

3.2 INITIAL PARTNERSHIP INTERESTS. At Initial Closing, the Subscribers shall subscribe for and receive the number of Units listed opposite each of their names listed below for an aggregate Subscription Price as therein noted:

                           Units      Subscription Price    Partnership Interest
                           -----      ------------------    --------------------

         (a)      STC      96000           $  960                   96%


         (b)      PTMS     3999            $39.99                 3.99%


         (c)      STCHI       1            $ 0.01                 0.01%


3.3 CERTIFICATES. Each Partner shall be issued a Certificate specifying the number of Units held by such Partner; provided that a Subscriber shall not be entitled to receive such a Certificate until the Partnership has received payment in full of the Subscription Price for such Units. Every Certificate must be signed by at least one officer or director of the Managing Partner.

3.4 RECEIPT. The receipt for any money, securities and other property from the Partnership by a person in whose name any Unit is recorded on the Record, or if such Unit is recorded in the names of more than one person, the receipt therefor by any one of such persons or of the duly authorized agents of any such person in that regard shall be a sufficient discharge for all money, securities and other property payable, issuable or deliverable in respect of such Unit and from all liability to see to the application thereof. At any time, an Ordinary Partner shall be entitled to require the Managing Partner to issue a statement confirming the Partnership Interests of such Partner or any or all of the Partners.

3.5 TRANSFER OF UNITS.

         (a) A Partner may transfer Units only if the provisions of Part 13 of this Agreement are complied with.

         (b) No transfer of Units shall be made if in the opinion of counsel to the Partnership such transfer would result in the violation of any applicable securities laws.

         (c) No transfer of Units shall be effective unless the Certificate therefor, accompanied by a duly executed TRANSFER FORM or other transfer form acceptable to the Managing Partner, are delivered to the Managing Partner. A transferee will not become a Partner in respect of the Unit transferred to him or her until the prescribed information has been entered on the Record and a Certificate is issued in such person's name. The Managing Partner shall promptly enter the details of a transfer properly effected in accordance with the terms hereof on the Record.

         (d) No transfer of Units shall be made to a "non-resident" within the meaning of the Tax Act.

         (e) No transfer of a Unit shall cause a dissolution of the Partnership.

                  In the absence of compliance with the foregoing:

                  (i)      such entitlement will not be recognized,

                  (ii) the person claiming such entitlement will not be entered in the Record and will not become a substituted Partner under the Partnership Act,

                  (iii)    no amendment to the Record will be made, and

                  (iv) any such person will have no right to inspect the Partnership's books and records, to be given any information about matters affecting the Partnership or to be given an accounting of the Partnership's affairs and will not be entitled to receive all or any portion of the Partnership Interest of the transferor in Cash Flows of the Partnership.

3.6 CONTINUANCE AS A PARTNER. On satisfaction of all matters required under
Section 3.16 to be completed to effect the transfer of a Unit, the transferor will for all purposes, but subject to the provisions of the Partnership Act, cease to be a Partner in respect of that Unit.

3.7 NEW CERTIFICATE TO TRANSFEROR. In the case of a transfer of less than all of the Units represented by any Certificate, a new Certificate shall be issued by the Managing Partner for the balance of the Units retained by the transferor.

3.8 NO OBLIGATION TO SEE TO EXECUTION OF TRUST. The Managing Partner shall not be bound to recognize or see to the execution of any trust (express, implied or constructive) or any charge, pledge or equity to which any of the Units or any interest therein are subject, nor to ascertain or inquire whether any sale or transfer of any such Units or any interest therein by any Partner is authorized by such trust, charge, pledge or equity, nor to recognize any person as having any interest in, or rights of an owner of, any Units except for the person entitled in accordance herewith to be recorded on the Record as the holder of such Units. No transfer shall relieve the transferor from any obligations to the Partnership incurred prior to the transfer becoming effective. No transfer of a fractional part of a Unit shall be recognized.

3.9 SUCCESSORS IN INTEREST OF PARTNERS. Any person becoming entitled to any Units in consequence of the bankruptcy of any Partner, or otherwise by operation of law, shall, subject to compliance with Part 13, be recorded in the Record as a substituted Partner and as the holder of such Units and shall receive a new Certificate therefor only upon production of evidence satisfactory to the Managing Partner of such entitlement, upon delivery of the existing Certificate and of the applicable Transfer Form duly completed and properly executed, upon compliance with and subject to the provisions of Section 3.5. In the absence of compliance:

         (a)      such entitlement will not be recognized,

         (b) the person claiming such entitlement will not be entered in the Record and will not become a substituted Partner under the Partnership Act,

         (c)      no amendment to the Record will be made, and

         (d) any such person will have no right to inspect the Partnership's books and records, to be given any information about matters affecting the Partnership or to be given an accounting of the Partnership's affairs and will not be entitled to receive all or any portion of the Partnership Interest of the transferor in the profits of the Partnership.

                                     PART 4
                           SUBSCRIPTION CONTRIBUTIONS

4.1 SALE OF UNITS. The Managing Partner may raise capital for the Partnership by effecting a private issuance and sale of the Units, and may determine the terms and conditions of any such sale which are not otherwise specified in this Agreement. The Subscription Price paid, or agreed to be paid, by a Subscriber for each Unit shall represent a contribution to the capital of the Partnership equal to the amount so paid and so agreed to be paid.

4.2 ACCOUNTS.

         (a) The Managing Partner shall cause to be maintained such books, records and accounts as are consistent with sound management practice for a general partnership, as determined by the Managing Partner or as determined by Ordinary Resolution

         (b) No Partner has the right to withdraw any capital or other amount or receive any distribution from the Partnership, except as provided for in this Agreement and as permitted by law.

         (c) No Partner will have the right to receive interest on any balance in any of its accounts set up pursuant to Subsection
                  4.2 (a).

4.3 INTEREST OF PARTNER. The interest of a Partner in the Partnership will not terminate by reason of there being a negative or zero balance in any of its accounts set up pursuant to Subsection 4.2(a).

                                     PART 5
                        ALLOCATION OF PROFITS AND LOSSES

5.1 DEDUCTIONS. In computing the taxable income of the Partnership for each Fiscal Year, the Partnership will claim such amounts permitted under the Tax Act in respect of operating expenses and discretionary deductions.

5.2 ALLOCATION TO PARTNERS. Except as otherwise provided for herein, any distribution that is, pursuant to any provision of this Agreement, to be made among the Partners will be made in proportion to their respective Partnership Interests as at effective date of such distribution or, in the event of dissolution of the Partnership, on the date of dissolution.

5.3 ALLOCATION OF PROFITS AND LOSSES. Profit and losses for any Fiscal Year will be allocated as at the end of each Fiscal Year to the Partners of Record at the end of the Fiscal Year, and to Partners who ceased to be Partners in such Fiscal Year by the Managing Partners shall use its best efforts to treat all Partners fairly having regard to the distributions made to them and their respective Partnership Interests.

                                     PART 6
                                   MANAGEMENT

6.1 ESTABLISHMENT OF MANAGING PARTNER. STC shall be the Initial Managing Partner and shall serve as such until replaced in accordance with the terms of this Agreement.

6.2 POWER OF MANAGING PARTNERS. The Managing Partner shall be responsible for and is hereby authorized to managed the day-to-day business affairs of the Partnership, and has full authority to bind the Partnership with respect to the entering into of leases, contracts, mortgages and other agreements:

         (a) the Managing Partner is responsible for the preparation of annual, unaudited financing statements and the preparation of annual budget;

         (b)      the preparation of an annual business plan;

         (c) the Managing Partner shall have such other duties and authorities as the Partners may, from time to time, decide.

6.3 QUORUM A quorum for meetings of the Partners of the Partnership shall not exist unless there is at least one representative from each Partner present in person or by proxy, unless the party whose representative was not in attendance subsequently consents in writing to the business conducted at the meeting. If at any meeting (the "Initial Partners' Meeting") a representative of each Partners is not present or ceases to be present, the Partners remaining present may adjourn the meeting to the same time and place five Business days later (the "Adjourned Meeting"). Notice of the Adjourned Meeting shall be delivered in accordance with the provisions of Section 14.1 as soon as possible to the Partners who was not present or ceased to be present at the Initial Partners' Meeting. A quorum of Partners at the Adjourned Meeting will consist of those other Partners present in person or by proxy, and such quorum, notwithstanding the other provisions of this Agreement, shall be authorized to conduct all of the business of the Partnership, subject only to the restriction than such business be properly described in the notice of the Initial Partners' Meeting.

6.4 ORDINARY RESOLUTIONS. Decisions of the Partnership shall be effective by Ordinary Resolution except where an Extraordinary Resolution is specifically required by the terms of this Agreement.

6.5 EXTRAORDINARY RESOLUTIONS. The following decisions of the Partnership will only be effective if an Extraordinary Resolution is passed approving of same:

         (a)      a change in the Business as contemplated by Section 2.4; and

         (b) any sale or other disposition of all or substantially all of the assets of the Partnership.

6.6 RESOLUTIONS AND IMPLEMENTATION. All decisions of the Management shall be properly passed in accordance with Sections 6.5 and 6.6. Such Resolutions of the Partnership shall be communicated to the Managing Partner and the Managing Partner shall forthwith act upon and carry out the directions of the Partnership as expressed in such Resolutions. All Resolutions which have been properly passed shall be binding on all Partners notwithstanding the manner in which a particular Partner may have voted in respect of such a Resolution.

                                     PART 7
                      FUNCTIONS AND POWERS OF THE PARTNERS

7.1 AUTHORITY OF THE MANAGING PARTNER.

         (a) The Managing Partner shall have the power and authority to administer, manage, conduct, control and operate the day-to-day business and affairs of the Partnership and have the power and authority, for and on behalf of and in the name of the Partnership, to do any act, take any proceeding, make any decisions and execute and deliver any instrument, deed, agreement or document necessary or appropriate for or incidental to carrying on the business of the Partnership subject to all of the limitations contained in Section 7.2.

         (b) No person dealing with the Partnership will be required to verify the power of the Managing Partner to take any measure or to make any decision in the name of or on behalf of the Partnership.

7.2 EXERCISE OF GOOD FAITH. The Managing Partner shall exercise its powers and discharge its duties and obligations hereunder honestly, in good faith, and in the best interests of the Partners and the Partnership and shall, in discharging its duties, exercise the degree of care, diligence and skill that a reasonably prudent general manager would exercise in similar circumstances.

7.3 COMPLIANCE WITH LAWS. Each Ordinary Partner will, on the request of the Managing Partner, immediately execute such documents considered by the Managing Partner to comply with any applicable law or regulation of any jurisdiction in Canada, for the continuation, operation or good standing of the Partnership.

7.4 BUSINESS DEALINGS BY PARTNER WITH PARTNERSHIP. A Partner may loan money to and transact other business with the Partnership and, may receive on account of resulting claims against the Partnership, with general creditors, a pro rata share of the assets, but no Partner shall in respect of any such claim:

         (a) receive or hold as collateral security any of the Partnership property; or

         (b) receive from a Managing Partner or the Partnership any payment, conveyance or release from liability if at the time the assets of the Partnership are not sufficient to discharge the Partnership liabilities to persons not claiming as Managing Partner or Ordinary Partner; or

         (c) vote in respect of any Resolution in respect thereof, with the exception of a resolution referred to in Section 6.8.

                                     PART 8
                           CHANGE OF MANAGING PARTNER

8.1 RESIGNATION OF MANAGING PARTNER.

         (a) The Managing Partner may resign as Managing Partner on 30 days written notice to the Partners. If notice of resignation is given, the Managing Partner shall cease to be the Managing Partner of the Partnership on the day following the expiration of the aforesaid notice period.

         (b) The Managing Partner shall promptly execute such documents and agreements and may make such filings as may be required to effect the foregoing.

8.2 REMOVAL OF MANAGING PARTNER. The Partners may, by Ordinary Resolution, remove the Managing Partner as managing partner of the Partnership upon 30 days prior notice :

         (a) upon the bankruptcy, dissolution, liquidation or winding-up of the Nova Scotia Managing Partner (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the Managing Partner) or the insolvency of the Managing Partner. The Managing Partner shall immediately notify the Partners, in writing, of the occurrence of any of the events described in this Subsection 8.2(a); or

         (b) if the Managing Partner commits an act or omits to do an act which, if the Managing Partner was an individual employee of the Partnership under Nova Scotia law, would justify the Partnership in terminating such employment relationship for cause without notice.

8.3 REPLACEMENT OF MANAGING PARTNER. If the Managing Partner resigns or is removed, a new Managing Partner may be appointed by the Partners by Ordinary Resolution.

8.4 AMOUNTS TO BE PAID. The Partnership shall pay all amounts payable by the Partnership to the Managing Partner pursuant to this Agreement accrued to the date of resignation by or removal of the Managing Partner.

8.5 SUCCESSOR MANAGING PARTNER. Any successor managing partner must be a resident of Canada for income tax purposes, shall assume all managerial duties, powers and obligations imposed upon or granted to the Managing Partner, and must agree in writing to be bound by the provisions of this Agreement. The Managing Partner that has been removed or resigned will co-operate in effectively transferring the administration, management, control and operation of the Business of the Partnership to the new managing partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

8.6 RELEASE. In the event of the removal or resignation of the Managing Partner, the Partnership and the Partners will release and hold harmless the former Managing Partner from all actions, claims, costs, demands, losses, damages and expenses with respect to events that occur in relation to the Partnership after the effective date of removal or resignation of the former Managing Partner, except to the extent that any such action, claim, cost, demand, loss, damage or expense arose out of any default of the former Managing Partner prior to such effective date and would otherwise be actionable pursuant to the provisions of
Part 11.

8.7 NON-TERMINATION OF PARTNERSHIP. The Partnership will not be terminated by reason of the removal, replacement or withdrawal of the Managing Partner or in any of the circumstances described in Section 8.2 or otherwise.

                                     PART 9
                                FEES AND EXPENSES

9.1 ONGOING EXPENSES. The Partnership will pay all of the Partnership's administrative and operating expenses, which expenses will include, without limitation, administration fees, taxes, legal, audit and valuation fees, Partner reporting costs, costs to be incurred in connection with the Partnership's filing obligations, and costs incurred on the dissolution and winding-up of the Partnership. Included in the Partnership's administrative costs are its overhead expenses, including those relating to office facilities, equipment, employee salaries, bonuses, pensions and benefits.

                                    PART 10
                            ACCOUNTING AND REPORTING

10.1 RECORDS AND BOOKS OF THE PARTNERSHIP.

         (a) During the term of the Partnership and for a period of six years thereafter, the Managing Partner will keep at its principal place of business a copy of the Record, a copy of this Agreement, a copy of the Declaration and each declaration amending the Declaration, proper and complete records and books of account reflecting the assets, liabilities, income and expenditures of the Partnership and copies of those other documents and records described in Subsection 10.1(b).

         (b) The Managing Partner, must maintain a Record that will list the names and addresses of all the Partners and the number of Units held by each of them. In addition, the Managing Partner shall keep a record of the accounts referred to in Subsection 4.2(a). The Record and any other books, records and registers provided for in this Section will be available for inspection and audit by any Ordinary Partner or its duly authorized representative during normal business hours by appointment at the office of the Managing Partner and, upon request either in person or by mail, the Managing Partner will furnish a copy of such records to any Partner or its duly authorized representative for the cost of reproduction and mailing.

10.2 FINANCIAL STATEMENTS AND INCOME TAX INFORMATION.

         The Managing Partner shall:

         (a) prepare, for each Fiscal Year, a balance sheet and statements of Partners' equity, income or loss, and cash flow of the Partnership in accordance with generally accepted accounting principles, standards and practices. All revenues and expenses of the Partnership shall be calculated and allocated among the Partners and certified by the Managing Partner in accordance with the provisions of this Agreement. A copy of the financial statements, together with the financial report and the auditors' report thereon, if any, and comparative financial statements for the immediately preceding Fiscal Year, will be provided by the Managing Partner to each Ordinary Partner as soon as practicable, but in any event within 120 days after the end of each Fiscal Year;

         (b) prepare an unaudited balance sheet and statements corresponding with those in Subsection 10.2(a), each with actual to budget comparisons for each quarterly period of each Fiscal Year. A copy of such unaudited financial statements will be provided by the Managing Partner to each Partner within 30 days of the end of each such quarter;

         (c) furnish to each Partner such other reports as the Partnership may be required by law to deliver to Partners or as may be necessary to allow the Partners to timely file all applicable tax filings; and

         (d) prepare and file within the prescribed time all forms and information returns and other documents required by law to be filed by the Partnership with any governmental authority.

                                    PART 11
                           LIABILITIES OF THE PARTNERS

11.1 LIABILITY MANAGING PARTNER AND PARTNERS.

         (a) Subject to the following, the Managing Partner shall have unlimited liability for the undertakings, liabilities and obligations of the Partnership. Neither the Managing Partner shall not be liable to the other Partners for any mistakes or errors in judgement, or for any act or omission believed by it in good faith to be within the scope of the authority conferred upon it by this Agreement (other than an act or omission which is in contravention of this Agreement or which results from or arises out of the or wilful misconduct in the performance of, or wilful disregard of, the obligations or duties of the Managing Partner under this Agreement) or for any loss or damage to any of the property of the Partnership attributable to an event beyond the control of the Managing Partner.

         (b) Subject to applicable law, the liability of each Partner for the undertakings, liabilities and obligations of the Partnership will be unlimited, but in no event shall the Partnership liable for any obligation of the Partners not incurred in the conduct of the Business.

         (c) Each Partner shall indemnify and hold harmless the Partners and the Partnership from and against all losses, liabilities, expenses and damages suffered or incurred by the Partnership or the Partners by reason of misrepresentation or breach of any of the warranties or covenants of such Partner as set out in this Agreement.

11.2 COSTS OF LITIGATION. In any action, suit or other proceeding commenced by a Partner, as such, the Partnership shall bear the reasonable expenses of the Managing Partner in any such action, suit or other proceedings in which or in relation to which the Managing Partner is adjudged not to be in breach of any duty or responsibility imposed upon it hereunder, otherwise such costs will be borne by the Managing Partner.

                                     PART 12
                                    AMENDMENT

12.1 REQUIREMENTS FOR AMENDMENTS. This Agreement may be amended only by Extraordinary Resolution, but any amendment to this Part 12 may be made only with the unanimous consent of the Partners.

                                    PART 13
                      TRANSFERS AND RIGHTS OF FIRST REFUSAL

13.1 GENERAL PROHIBITION RE TRANSFER OF UNITS. No Partner shall have the right to transfer, encumber, charge or otherwise dispose of any Units without complying with the balance of the provisions of this Part 13, except with the written consent of all Partners. Further, upon any approved transfer of Units, the provisions of Section 3.5 shall be complied with.

13.2 RIGHT OF FIRST REFUSAL. Any Ordinary Partner (the "Selling Partner") wishing to sell or dispose of all its Units in the Partnership shall first offer to all of the Partners which are not the Selling Partner (collectively, the "Purchasing Partners") the right to purchase the Selling Partner's Units in accordance with the following provisions:

         (a) If the Selling Partner receives a bona fide arm's-length offer to purchase (hereinafter called the "Offer") all of the Selling Partner's Units, which Offer the Selling Partner has accepted subject to a condition precedent to the obligations of the Selling Partner (which may not be waived) to comply with the provisions of this Agreement (including the provisions of this Section 13.2), the Selling Partner shall give a notice (the "Sale Notice") concurrently to each of the Purchasing Partners.

         (b) For the purposes of Subsection 13.2(a), the Offer shall be deemed not to be bona fide unless:

                  (i) it is an offer to purchase all of the Selling Partner's Units not made in conjunction with other transactions, and the purchaser thereunder (the "Purchaser") agrees to be bound by the provisions of this Agreement;

                  (ii) the purchase price for the Selling Partner's Units (the "Offer Price") is payable in cash on the closing of such sale and there must be no direct or indirect supplementary consideration; and

                  (iii) the Offer is made by a principal identified in the Offer and not by an agent or nominee thereof, which principal shall be at arms-length with the Selling Trust; and

                  (iv) it has a definitive closing date within one hundred twenty (120) days of the Sale Notice.

         (c) The Sale Notice shall include an offer to sell (the "Sale Offer") to the Purchasing Partners the Selling Partner's Units at the Offer Price and subject to the same terms and conditions as set forth in the Offer, and the Selling Partner shall deliver with the Offering Notice:

                  (i)      a true copy of the Offer;

                  (ii) the names of the principal shareholders (if available) the officers and directors of the Purchaser;

                  (iii) any other information with respect to the financial capacity of the Purchaser in the possession of the Selling Partner; and

                  (iv) a statement that there is no direct or indirect supplementary consideration and that the Offer is not made as a part of or in connection with any other transaction;

         (d) Each of the Purchasing Partners may elect to accept the offer contained in the Sale Notice by written notice to the Selling Partner to purchase such Purchasing Partner's pro rata share of the Selling Partner's Units at the Offer Price, based on the Purchasing Partners' respective Partnership Interests in the Partnership as at the date of the Sale Offer, within the period (the "Offer Period") specified in the Offering Notice, which Offer Period shall be not less than 21 days nor more than 45 days from receipt of the Sale Notice by the Purchasing Partners (the "Acceptance Notice"). The Acceptance Notice shall also include the additional number of the Selling Partner's Units in excess of such pro rata share that the Purchasing Partner would be prepared to acquire at the Offer Price.

         (e) If all of the Purchasing Partners elect to accept the Offer within the Offer Period, then the Selling Partner shall sell its Units to all such Purchasing Partners on the basis of their respective Partnership Interests for a purchase price equal, in aggregate, to the Offer Price.

         (f) If some but not all of the Purchasing Partners determine to provide an Acceptance Notice, then the unclaimed Units shall be applied to satisfying the claims of the Purchasing Partners for Units in excess of their proportions, and if the claims in excess are more than sufficient to exhaust such unclaimed Units, the unclaimed Units shall be divided among the Purchasing Partners desiring excess Units pro rata in accordance with their respective Partnership Interests as at the date of the Sale Offer so that no Purchasing Partner shall be bound to take a greater quantity of Units than the number set out in his Acceptance Notice. If, after giving effect to any such allocation of any unclaimed Units, there shall remain any unsatisfied claims for Units and any unclaimed Units, then such allocation of unclaimed Units shall be repeated until all unclaimed Units have been allocated to Purchasing Partners.

         (g) In the event that none of the Purchasing Partners provide an Acceptance Notice, or in the event that after all of the foregoing provisions of this Section 13.2 have been complied with and the result is that some but not all of the Selling Partner's Units are desired to be acquired by the Purchasing Partners, then the Purchasing Partners shall have no right to acquire any of the Selling Partner's Units and the Selling Partner shall thereafter be entitled to complete the transaction with the Third Party Purchaser contemplated by the Offer.

         (h) A sale of the Selling Partner's Units to the Purchasing Partner shall be completed on or before the 30th day following the date of the latest Acceptance Notice. Such transaction shall be completed on the basis that a Purchasing Partner shall pay cash to the Selling Partner for the Units being acquired by such Purchasing Partner, and upon completion of the acquisition of the Units by such Purchasing Partner, such Purchasing Partner shall formally notify the Managing Partner of the completion of the acquisition in order that the Managing Partner may comply with the provisions of Part 3 hereof.

13.3 BANKRUPTCY AND INSOLVENCY

         (a) In the event of the insolvency or bankruptcy of any Partner (the "Defunct Partner"), the other Partners shall have the right, but not the obligation, exercisable at any time during the period of six months following the date on which the Defunct Partner becomes bankrupt or insolvent, to purchase all of the Partnership Interest owned by the Defunct Partner for a purchase price equal to the Fair Market Value of such interests. The Partners, other than the Defunct Partner (the "Other Partners"), shall purchase such interests in such proportions as they may agree, or failing agreement pro-rata in accordance with their respective Partnership Interest. The Fair Market Value shall be as agreed between the parties, or failing agreement as determined as herein provided.

         (b) If the Partners who will be party to the purchase and sale are unable to agree on the Fair Market Value of the Units within 30 days from the date of receipt by the other Partners of a request in writing from a Partner to determine this value, any party may deliver to the other parties a notice setting forth a list of three firms with substantial experience in business valuation, each of which shall be a firm which is either a nationally recognized Canadian chartered accountant firm; an investment dealer carrying on business in one of the provinces of Canada; or a firm specializing in business valuation and in each case specifying the particular individual within such firm to have responsibility for the determination of the Fair Market Value of the Units. The Partners acting reasonably shall then attempt to identify one of the firms on the list as the valuator for the purposes of determining Fair Market Value in accordance with this Schedule within 10 days from the date of receiving the list of valuators from the selecting Partner, failing which any party may thereafter apply to a judge of the Supreme Court of Nova Scotia to select a valuator from among those identified by the Partners in accordance with this Agreement. The firm identified as the firm selected in accordance with the foregoing shall be referred to as the "Valuator".

         (c) The Partners shall jointly retain the Valuator to determine the Fair Market Value, as at the date that the relevant notice was given or relevant event occurred (the "Relevant Date") of all of the issued and outstanding Units, applying such principles of valuation as the Valuator considers appropriate in the circumstances, except that, if applicable, the amount of any insurance received or receivable by the Company in respect of the death of a Partner shall be excluded from the valuation of the Company.

         (d) The Valuator, in its discretion, may engage the services of such professional advisors as the Valuator considers necessary or desirable. Each Partner agrees to fully cooperate with the Valuator in the determination of the Fair Market Value. If the Valuator specifies a range of values for the Fair Market Value, the Fair Market Value shall be the midpoint of the range.

         (e) The determination of the Valuator shall be final and binding upon the parties hereto. The parties agree to provide the Valuator with such information as it may require to proceed with the valuation with all reasonable dispatch so as to provide a prompt and timely decision. The closing date with respect to any such transfer shall be 30 days after the date upon which the Valuator provides the parties a written decision on the valuation.

         (f) All fees, disbursements and other costs and expenses of the Valuator shall be equally divided between the Partners participating the transaction of purchase and sale.

                                     PART 14
                                     NOTICES

14.1 NOTICES.

         (a) Any demand, notice or other communication which must be given or sent under this Agreement will be given in writing and will be given by personal delivery, by prepaid mail or by facsimile or other means of electronic communication addressed to the Managing Partner and the Partners as follows:

                  in the case of the Managing Partner to:

                           Statia Terminals Canada, Incorporated
                           P.O. Box 2116
                           3816 Port Malcolm Road
                           Point Tupper, NS   B9A 1Z5
                           Attention: President
                           Facsimile 902-625-3098

                  with a copy to
                           Statia Terminals, Inc.
                           800 Fairway Drive, Suite 295
                           Deerfield Beach, Florida 33441
                           Attention: General Counsel
                           Facsimile 954-698-0706

                  and if to a Partner, at its address recorded in the Record.

         (b) An Ordinary Partner may at any time change its address for the purposes of service by giving written notice thereof to the Managing Partner. The Managing Partner may change its address for the purposes of service by giving written notice thereof to all Partners.

         (c) Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by prepaid mail, on the fifth day following the deposit thereof in the mail, and, if given by facsimile or other electronic means of communication, on the day of transmittal thereof, if given during the normal business hours of the recipient, and on the next day during which such normal business hours next occur if not given during such ours on any day.

                                    PART 15
                                  MISCELLANEOUS

15.1 BENEFIT AND BINDING. This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

15.2 TIME. Time shall be of the essence of this Agreement.

15.3 ASSIGNMENT. This Agreement is not assignable in whole or in part without the consent of the other parties hereto.

15.4 SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect.

15.5 FURTHER ASSURANCES. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

15.6 STRICT PERFORMANCE. No failure or lack or diligence by any party in proclaiming or seeking redress for any violation of, or insisting on strict performance of, any provision of this Agreement will prevent a subsequent act, which would have originally constituted a violation of such provision or any other provisions hereof, from having the effect of an original violation of such provision or any other provision hereof.

15.7 EXECUTION IN COUNTERPARTS AND BY FACSIMILE. This Agreement may be executed by multiple counterparts, each of which will be deemed to be an original and all of which shall be construed together as one agreement, and facsimile signatures shall be effective as original signatures.

15.8 JURISDICTION. Each one of the Partners irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Nova Scotia.

15.9 NUMBER OF SECURITY HOLDERS. The number of security holders of the Partnership is limited to not more than 50, exclusive of individuals who are in the employment of the Partnership, or an affiliate of the Partnership (as exclusively defined in the SECURITIES ACT), or who were formerly in the employment of the Partnership or an affiliate of the Partnership (as exclusively defined in the SECURITIES ACT) and while in that employment were and have continued after that employment has terminated, to be security holders of the Partnership.

15.10 NO INVITATION TO PUBLIC. Any invitation to the public to subscribe for Units or other securities of the Partnership is prohibited.

         IN WITNESS WHEREOF the original parties have executed this Agreement as of the date first above written.

                                       STATIA TERMINALS CANADA, INCORPORATED



                                       BY:
                                           -------------------------------------
                                           Name:
                                           Title:



                                       POINT TUPPER MARINE SERVICES LIMITED



                                       BY:
                                           -------------------------------------
                                           Name:
                                           Title:


                                       STATIA TERMINALS CANADA HOLDINGS, INC.



                                       BY:
                                           -------------------------------------
                                           Name:
                                           Title:

                                   SCHEDULE A

Certificate Number ____________                                  _________ Units

                                UNIT CERTIFICATE

                       STATIA TERMINALS CANADA PARTNERSHIP
               (A GENERAL PARTNERSHIP FORMED UNDER THE LAWS OF THE
                            PROVINCE OF NOVA SCOTIA)

         This is to certify that ____________________________________ is the registered holder of _______________ Units in STATIA TERMINALS CANADA PARTNERSHIP (the "Partnership").

         The rights of a holder of Units are governed by the Partnership Agreement dated September 21, 2001 among Statia Terminals Canada, Inc., Point Tupper Marine Services Limited, and Statia Terminals Canada Holdings, Inc. and those persons accepted as Partners (as amended from time to time, the "Partnership Agreement").

         A transfer of any Unit represented by this Certificate may be initiated only in accordance with the provisions of the Partnership Agreement.

         Capitalized terms herein shall have the meaning ascribed to them in the Partnership Agreement.

         Upon the dissolution of the Partnership and distribution to a Partner of the assets to which such Partner is entitled pursuant to the Partnership Agreement, this Certificate shall be null and void.

         IN WITNESS WHEREOF, Statia Terminals Canada, Incorporated, the Managing Partner of the Partnership has caused this Certificate to be signed by its duly authorized officer.

         DATED the ____ day of ______________________, ______.



                                       STATIA TERMINALS CANADA, INCORPORATED


                                       By:
                                          --------------------------------------

                                   SCHEDULE B

Units in the Partnership are to be assigned by instrument in writing substantially in the following form:

                                  TRANSFER FORM

         All capitalized terms used herein without definition have the meanings ascribed thereto in the Partnership Agreement, as hereinafter defined.

         The undersigned, an Ordinary Partner of STATIA TERMINALS CANADA PARTNERSHIP (the "Partnership"), hereby assigns to ____________________________ all of the undersigned's right, title and interest to ________________Units in the Partnership (the "Purchased Units"). The undersigned agrees to furnish to the Managing Partner of the Partnership (the "Managing Partner") such documents, certificates, assurances and other instruments as the Managing Partner may require to effect this assignment and to continue and keep the Partnership in good standing as a general partnership.

         DATED this ______ day of _________________, 200_.



                                               **

------------------------------------
(Witness)

                                               PER:
                                               ---------------------------------



                                               ---------------------------------
                                               (Corporate Address)


                                               ---------------------------------
                                               (City, Province, Postal Code)

         By executing this transfer, the assignee acknowledges that he has reviewed and agrees to be bound by the terms of the Partnership Agreement dated September 21, 2001, as and from time to time amended, governing the business and affairs of the Partnership (the "Partnership Agreement") and will be liable for all obligations of a Partner.

         The assignee hereby irrevocably nominates, constitutes and appoints the Managing Partner, with full power of substitution, as his true and lawful attorney and agent, with full power and authority in his name, place and stead, to execute, under seal or otherwise, swear to, acknowledge, deliver, make, record and file when, as and where required, any and all of the following:

         (a) the Partnership Agreement and counterparts thereof, and all documents and instruments necessary or appropriate to form, qualify or continue the qualification of the Partnership as a valid and subsisting general partnership in any jurisdiction where the Partnership may carry on business or own or lease property and to comply with the applicable laws of any such jurisdiction;

         (b) all documents, instruments and certificates necessary to reflect any amendments to the Partnership Agreement which are approved in accordance therewith;

         (c) all conveyances, agreements, documents and other instruments necessary to facilitate and implement the dissolution and termination of the Partnership, if such dissolution and termination of the Partnership is authorized pursuant thereto, including the cancellation of any certificate and the distribution of the assets of the Partnership;

         (d) all instruments, deeds, agreements or documents executed by the Managing Partner in carrying on the business of the Partnership as authorized in the Partnership Agreement, including those necessary to purchase, sell or hold the Partnership's assets;

         (e) all instruments relating to the admission of additional or substituted Partners subject to the terms and restrictions of the Partnership Agreement;

         (f) all applications, elections, determinations or designations under the INCOME TAX ACT (Canada) (the "Tax Act") or any other taxation or other legislation or similar laws of Canada or of any other jurisdiction in respect of the affairs of the Partnership or of a Partner's interest in the Partnership including all applications, elections, determinations or designations under the Tax Act or other legislation or similar laws of Canada or of any other jurisdiction with respect to any other governmental credit, grant or benefit, the sale or transfer of any of the assets of the Partnership, the distribution of the assets of the Partnership, or the dissolution and termination of the Partnership;

         (g) any instrument or document which may be required to effect the continuation of the Partnership, or the admission of an additional or substitute Partner; and

         (h) any instrument or document required or appropriate to be filed with any governmental body or respecting the business, property and assets of the Partnership or the Partnership Agreement;

but the foregoing grant of authority shall not include the authority to transfer the interest of the assignee in the Purchased Units or to execute any proxy on behalf of any Partner or to vote in respect of any Resolution.

         Without limiting the generality of any other provision of the Partnership Agreement, it is expressly agreed and understood that the power of attorney granted herein is a power coupled with an interest and is executed under seal and will survive the death or disability of the assignee and extend to the heirs, executors, administrators, successors and assigns of the assignee and may be exercised by the Managing Partner on behalf of the assignee by listing all the Partners executing any instrument with a single signature as attorney and agent for all of them. The assignee agrees to be bound by any representations and action made or taken by the Managing Partner pursuant to such power of attorney, and the assignee hereby waives any and all defences and defects which may be available to the assignee to contest, negate or disaffirm the action of the Managing Partner taken in accordance with the terms of the within power of attorney.

         Dated at __________________ in the Province of ___________________ this

________ day of _________________, 200_.


------------------------------         -----------------------------------------
(Witness)                              (Signature of Assignee             (Seal)


                                       -----------------------------------------
                                       (Name of Assignee)


                                       -----------------------------------------
                                       (Social Insurance Number or
                                       Corporate Acct. No.)


                                       -----------------------------------------
                                       (Nova Scotia Corporation Number, if any)


                                       -----------------------------------------
                                       (Taxation Year End If Not An Individual)


                                       -----------------------------------------
                                       (Residential Address)


                                       -----------------------------------------
                                       City, Province, Postal Code)


                                       (O)                 (H)
                                          ---------------   --------------------
                                       (Telephone Numbers:  Office, Home)


                                       -----------------------------------------
                                       (Mailing address (if different from
                                       residence address)


                                       -----------------------------------------
                                       (Mailing address)


                                       -----------------------------------------
                                       (City, Province, Postal Code)

ACCEPTANCE

This transfer is hereby accepted by the Managing Partner of the Partnership.

*

by:
    -------------------------------

NOTES:

1. No assignment of a Unit may be made without delivering the documents and instruments required under Section 3.7 of the Partnership Agreement.
2.       No assignment of a fraction of a Unit may be made.
3. An assignment of a Unit may have income tax implications to the assignor and the assignee.
4. Transfers of Units to a non-resident within the meaning of the Income Tax Act (Canada), or into joint or nominee names, shall be denied